Exhibit 10(a)

Resolutions Adopted by the Board of Directors on January 25, 2005:

RESOLVED that effective January 1, 2005:

•	the fee for each Board and committee meeting, in person or by teleconference, be increased from $1,500 to $1,600;

•	the annual cash retainer fee paid to each director be increased from $50,000 to $65,000;

•	the annual cash retainer fee paid to the chair of the Audit and Examination Committee be increased from $20,000 to $25,000;

•	the annual cash retainer fee paid to the chair of the Human Resources Committee be increased from $10,000 to $20,000; and

•	the annual cash retainer fee paid to each of the chairs of the Credit, Finance, and Governance and Nominating Committees be increased from $10,000 to $15,000.

Resolutions Adopted by the Governance and Nominating Committee on January 25, 2005:

RESOLVED that effective January 1, 2005, the Fair Market Value of the formula stock award payable under paragraph 1 of Section A of Article V of the Directors Stock Compensation and Deferral Plan (the “Plan”), to each Non-Employee Director who has served as a director of the Company for at least the entire month of April in any year and is elected as a director at the annual meeting of stockholders held that year, shall be increased from $50,000 to $65,000.

RESOLVED that effective January 1, 2005, the Fair Market Value of the formula stock award payable under paragraph 2 of Section A of Article V of the Plan, to each Non-Employee Director who first joins the Board after the annual meeting of stockholders in any year but on or before September 30 in such year, shall be increased from $50,000 to $65,000.

RESOLVED that effective January 1, 2005, the Fair Market Value of the formula stock award payable under paragraph 3 of Section A of Article V of the Plan, to each Non-Employee Director who first joins the Board on or after October 1 in any year but on or before March 31 of the following year, shall be increased from $25,000 to $32,500.